Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dun & Bradstreet Holdings, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-239210) on Form S-3 and (No. 333-229712, 333-220786, 333-219871, 333-204317 and 333-205784) on Form S-8 of Black Knight, Inc. of our report dated February 25, 2021, with respect to the consolidated balance sheets of Dun & Bradstreet Holdings, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), stockholder equity (deficit), and cash flows for the year ended December 31, 2020 and the period from January 1, 2019 to December 31, 2019 (Successor periods) and of The Dun & Bradstreet Corporation and subsidiaries (Predecessor) for the period from January 1, 2019 to February 7, 2019 (Predecessor period), and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Black Knight, Inc. Our report includes an explanatory paragraph that states that effective February 8, 2019, the Predecessor was acquired in a business combination accounted for using the acquisition method. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.
/s/ KPMG LLP
Short Hills, New Jersey
February 25, 2021